ImmuCell Announces Product Sales Increases and Other Financial Results

PORTLAND, ME -- (Marketwire - November 07, 2012) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and nine-month periods ended September 30, 2012.

"In this extremely challenging dairy and beef economy with a record low milk-to-feed price ratio narrowing our customers' profit margins, sales of our lead product, First Defense®, increased by 9% and 2% during the third quarter and year-to-date, respectively," commented Michael F. Brigham, President and CEO.

The net operating loss was ($86,000) during the three-month period ended September 30, 2012, in comparison to a net operating loss of ($192,000) during the same period in 2011. The net loss was ($64,000), or ($0.02) per share, during the three-month period ended September 30, 2012, in comparison to a net loss of ($128,000), or ($0.04) per share, during the same period in 2011.

Net operating income was $233,000 during the nine-month period ended September 30, 2012, in contrast to a net operating loss of ($642,000) during the same period in 2011. Net income was $106,000, or $0.03 per share, during the nine-month period ended September 30, 2012, in contrast to a net loss of ($409,000), or ($0.14) per share, during the same period in 2011. The improved financial performance is principally due to planned reductions in product development expenses associated with the Mast Out® initiative, as well as increased gross margin from sales of First Defense®.

During the three-month period ended September 30, 2012, product sales increased by 7%, or $73,000, to $1,077,000 in comparison to the same period in 2011. During the nine-month period ended September 30, 2012, product sales increased by 4%, or $162,000, to $3,969,000 in comparison to the same period in 2011.

Cash, cash equivalents and short-term investments decreased by 3%, or $139,000, to $4,820,000 at September 30, 2012 as compared to $4,960,000 at December 31, 2011. Stockholders' equity increased by 2%, or $179,000, to $9,199,000 at September 30, 2012 as compared to $9,020,000 at December 31, 2011. The Company had 3,019,000 shares of common stock outstanding as of September 30, 2012.

                                       (Unaudited)          (Unaudited)
                                   Three-Month Periods   Nine-Month Periods
                                   Ended September 30,  Ended September 30,
                                  --------------------  -------------------
(In thousands, except per share
 amounts)                            2012       2011       2012      2011
                                  ---------  ---------  --------- ---------

Product sales                     $   1,077  $   1,003  $   3,969 $   3,807
Costs of goods sold                     456        477      1,665     1,718
                                  ---------  ---------  --------- ---------
  Gross margin                          621        526      2,304     2,089

Product development expenses            224        304        683     1,449
Sales, marketing and
 administrative expenses                483        414      1,389     1,282
                                  ---------  ---------  --------- ---------
  Other operating expenses              707        718      2,072     2,731
                                  ---------  ---------  --------- ---------

NET OPERATING (LOSS) INCOME             (86)      (192)       232      (642)

Other expenses, net                       8         19         29        57
                                  ---------  ---------  --------- ---------

(LOSS) INCOME BEFORE INCOME TAXES       (94)      (211)       203      (699)

Income tax (benefit) expense            (30)       (83)        97      (290)
                                  ---------  ---------  --------- ---------

NET (LOSS) INCOME                 $     (64) $    (128) $     106 $    (409)
                                  =========  =========  ========= =========

Weighted average common shares
 outstanding:
  Basic                               3,019      2,981      3,018     2,974
  Diluted                             3,019      2,981      3,111     2,974

NET (LOSS) INCOME PER SHARE:
  Basic                           $   (0.02) $   (0.04) $    0.04 $   (0.14)
  Diluted                         $   (0.02) $   (0.04) $    0.03 $   (0.14)

                                                  (Unaudited)
                                                     As of         As of
                                                 September 30,  December 31,
(In thousands)                                        2012          2011
                                                 ------------- -------------

Cash, cash equivalents and short-term
 investments                                     $       4,820 $       4,960
Total assets                                            10,971        10,991
Net working capital                                      6,719         6,516
Stockholders' equity                             $       9,199 $       9,020

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106